CODE OF ETHICS AND INSIDER TRADING POLICY

The Hartford Mutual Funds, Inc.

The Hartford Mutual Funds II, Inc.

Hartford Series Fund, Inc.

Hartford HLS Series Fund II, Inc.

Hartford Funds Master Fund

Hartford Funds NextShares Trust

(each of the above is referred to as a “Fund,” together, the “Hartford Mutual Funds”)
Hartford Funds Management Company, LLC (“HFMC”)

Lattice Strategies LLC (“Lattice”)

(each of the above is referred to as an “Adviser”, together the “Advisers,”)
Hartford Funds Distributors, LLC (“HFD”)(1)

Effective — February 24, 2017

This Code of Ethics and Insider Trading Policy (“Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers and registered investment companies.  Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of their supervised persons and requires those supervised persons to comply with the Federal Securities Laws.  Similarly, each registered investment company and its adviser and principal underwriter must adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”).  In conformity with these rules, this Code is adopted by the above-listed entities (collectively referred to as “Hartford Entities”).

1.                                      Standards of Business Conduct

The nature of our business is such that all directors, officers and employees of the Funds and the Advisers have a fiduciary duty to the Funds’ shareholders and our other investment advisory clients.  Accordingly, each of us is under an affirmative duty to place the interests of the Funds’ shareholders and our other investment advisory clients first, ahead of our own personal financial interests.  We further must avoid any conflicts of interest between our personal securities investments and those of our clients, and take appropriate steps to ensure that investment personnel do not take inappropriate advantage of their positions of trust.

In order to ensure that we fulfill these duties, all personal securities transactions of persons identified as being subject to this Code of Ethics must be conducted in accordance with the requirements stated herein.

Access Persons, Investment Persons and Supervised Persons of Hartford Entities must not:

•                  employ any device, scheme or artifice to defraud any Client (as defined in Section 2.E);

(1)           HFD acts as each Fund’s principal underwriter, except for series of the Hartford Funds NextShares Trust, and, as such, is covered by this Code in that capacity.  The requirements of this Code take into account HFD’s role as underwriter for the applicable Funds.

•                  make to a Client any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•                  engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client;

•                  engage in any manipulative practice with respect to a Client;

•                  use their positions, or any investment opportunities presented by virtue of their positions, to their personal advantage or to the detriment of a Client; or

•                  conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the fiduciary duties owed to Clients.

To assure compliance with these restrictions and the Federal Securities Laws, as defined in this Code, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in applicable compliance manuals.(2)  However, Access Persons, Investment Persons and Supervised Persons are expected to comply not merely with the “letter of the law”, but with the spirit of the laws, this Code and applicable compliance manuals.  The requirements stated in this Code are in addition to the obligations that officers and employees of the Funds and the Adviser have to comply with the Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc. and the Adviser’s policy regarding the receipt and use of material non-public inside information.

Should you have any doubt as to how or whether this Code applies to you, you should contact the Chief Compliance Officer, as defined below.

2.                                      Definitions

As used in the Code, the following terms have the following meanings:

A.                                    Access Persons include:

(1)                                 any director, trustee, officer or general partner of a Fund;

(2)                                 any director, trustee, officer or general partner of the Adviser who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Reportable Securities by the Fund or nonpublic information about the portfolio holdings of a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

(3)                                 any employee of a Fund or Adviser (or of any company in a control relationship to the Fund or Adviser) or any director, trustee, officer or general partner of any company in a control relationship to the Fund or

(2)         Applicable compliance manuals include the Advisers’ policies and procedures adopted pursuant to Advisers Act Rule 206(4)-7 and the Funds’ policies and procedures adopted pursuant to 1940 Act Rule 38a-1, as they may exist from time to time.  Whether or not listed, Access Persons and Supervised Persons are required to comply with all relevant compliance procedures.

Adviser who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Reportable Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

(4)                                 any Supervised Person of the Adviser who (a) has access to nonpublic information regarding any Clients’ purchase or sale of securities, or portfolio holdings of any Reportable Fund; (b) has access to nonpublic information regarding a Reportable Fund or (c) is involved in making securities recommendations to Clients or has access to such recommendations that are nonpublic;

(5)                                 any natural person in a control relationship to a Fund or Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of securities by the Fund; and

(6)                                 any other person who the CCO determines to be an Access Person.(3)

B.                                    Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, payroll deduction services and any dividend reinvestment plan (DRIP).

C.                                    Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Pecuniary interest generally means the opportunity to directly or indirectly provide or share in any profit derived from a transaction in a security.  This would include any such person’s immediate family members sharing the same household (including, but not limited to spouse, domestic partner, child, stepchild, grandchild, parent, step-parent, sibling or in-law).

D.                                    Chief Compliance Officer or CCO means the Chief Compliance Officer of the applicable Hartford Entity or the CCO’s designee, as applicable.

E.                                    Client means: (1) with respect to the Funds, shareholders; (2) with respect to the Advisers, the Funds and any person or entity that has an executed investment management agreement with the Advisers; and (3) with respect to HFD, the Hartford Mutual Funds (except for series of the Hartford Funds NextShares Trust).

F.                                     Federal Securities Laws means: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the 1940 Act, (5) the Advisers Act; (6) title V of the Gramm-Leach-Bliley Act; (7) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to funds and investment advisers; and (9) any rules adopted under relevant provisions of the

(3)         The CCO will inform all Access Persons of their status as such and will maintain a list of Access Persons, Investment Persons and Supervised Persons.

Bank Secrecy Act by the SEC or the Department of the Treasury.

G.                                   Independent Director means a director of a Fund who is not an “interested person” of a Fund within the meaning of 1940 Act Section 2(a)(19).

H.                                   Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

I.                                        Investment Person means

(1)                                 any employee of the Adviser (or of any company in a control relationship to the Adviser), who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund or client account; and

(2)                                 any natural person who controls any Fund, client account or Adviser and who obtains information concerning recommendations made to the Fund or client account regarding the purchase or sale of securities for the Fund or client account.  The term Investment Person includes analysts, traders and other personnel of the Adviser who take part in the process of making decisions about investments for Funds or client accounts, or other personnel as deemed by the Chief Compliance Officer.   An Investment Person is a type of Access Person.

(3)                                 As appropriate, the Chief Compliance Officer or delegate will notify Access Persons of their designation as an Investment Person.

J.                                      Limited Offering means an offering that is exempt from registration under Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506.  For greater clarity, Limited Offerings of securities issued by a fund or any private collective investment vehicle or unregistered hedge fund advised by the Adviser are included within the term “Limited Offering”.

K.                                   Managed Account means a fully discretionary account opened or maintained by an Access Person for which a registered investment adviser, bank or other investment manager acting in a similar fiduciary capacity, exercises sole investment discretion.

An Access Person will be deemed to have direct or indirect influence or control, over his or her account, unless the Access Person has provided a third-party manager or trustee with management authority and discretionary investment authority over the account and the Access Person refrains from engaging in each of the following:

•                  Suggesting purchases or sales of investments to the trustee or third-party discretionary manager prior to the purchase or sale of a security; and

•                  Directing or instructing the execution of purchases or sales of investments in the account.

However, discussions in which a trustee or third-party manager simply summarizes, describes, or explains account activity to an Access Person, without receiving directions or suggestions from the Access Person, would not implicate influence or control by the Access Person over that account.

L.                                    Non-Management Interested Director means an “interested person” of the Funds within the meaning of 1940 Act Section 2(a)(19) who: serves as a director of a Fund; is not an officer or employee of a Fund, the Adviser or an affiliate of the Adviser; and does not provide any services to the Funds, the Adviser or any affiliate of the Adviser other than as a director of the Funds.

M.                                 Reportable Securities Account means an account over which the Access Person has beneficial ownership and can hold a Reportable Security as defined in Section 2.P. below.

N.                                    Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security or the vesting of common stock.

O.                                   Reportable Fund means: (1) any registered investment company advised by the Advisers; or (2) any registered investment company whose investment adviser or principal underwriter controls, is controlled by or is under common control with any Hartford Entity.

This includes Hartford Mutual Funds and the Lattice Exchange Traded Funds.

P.                                     Reportable Security means any security as defined in Advisers Act Section 202(a)(18) and 1940 Act Section 2(a)(36) except: (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds other than Reportable Funds and exchange-traded Funds; and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.  For purposes of this Code, the term Reportable Security, which provides a narrower exemption than the term “Covered Security”, is used for compliance with both Rule 204A-1 and Rule 17j-1, except as otherwise noted.

Q.                                   Security Held or to be Acquired means any Reportable Security which, within the most recent 15 days, (1) is or has been held by a Client, or (2) is being or has been considered by a Client or the Adviser for purchase or sale by a Client.  This definition includes any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

R.                                    Supervised Person of the Adviser means any partner, officer, director, or employee of the Adviser; and any other person who provides investment advice on behalf of the

Adviser and is subject to the supervision and control of the Adviser.  Contractors, consultants and interns may, in certain circumstances, be deemed to be Supervised Persons.

3.        Substantive Policies and Restrictions

A.                                            IPO and Limited Offering Restrictions.  Access Persons may not acquire any securities issued as part of an IPO or a Limited Offering, absent prior approval by the CCO or the CCO’s designee through MyComplianceOffice (“MCO”).  An Access Person who has been authorized to acquire interests in such securities must disclose their interests if involved in considering an investment in such securities for a Client.  Any decision to acquire the issuer’s securities on behalf of a Client shall be subject to review by Access Persons with no personal interest in the issuer.  This section does not apply to any Independent Director or any Non-Management Interested Director.

B.                                    Gift and Entertainment Policy.  Access Persons, or others as designated by the CCO,  are required to report to the CCO the receipt and giving of gifts in excess of $100 from any service provider or vendor of a Hartford Entity, or any person or entity affiliated with such provider or vendor, (together, “Provider”).  In general, Access Persons may not provide or receive entertainment in excess of $300 per employee per event and $1,000 on an annual basis from a Provider. In addition, Access Persons are generally prohibited from both accepting gifts or entertainment from a Provider and providing gifts or entertainment to a Provider within thirty days of the execution of an agreement with the Provider or during active negotiation with such Provider. The receipt of any gift or entertainment, and details regarding such gift or entertainment, must be reported to the CCO through MCO.

Note: customary business meals, along with logoed gifts of nominal value are not subject to the reporting and / or preapproval requirements noted above.

Access Persons that are registered representatives of HFD must also comply with HFD’s Non-Cash Compensation Policies.

Acceptance of all gifts by Access Persons must be in accordance with the Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc, which can be found on the Ethics and Compliance page of iConnect.

Exceptions to any of the policies provided in this Section, including entertainment provided in connection with Hartford Entities’ events, must be submitted to the CCO or designee for approval.

The policies provided in this Section do not apply to Independent Directors and Non-Management Interested Directors.

C.                                    Transactions in Mutual Funds.  When making purchases or sales of open-end funds, including Reportable Funds, Access Persons are reminded that “market timing” a Fund violates our policies and that “front-running” Client transactions or trading in Reportable Funds on the basis of material, nonpublic inside or confidential information violates this Code, as described in Section 8 below, as well as other securities laws and, if proven, is punishable by fines and other penalties.  Additionally, purchases and sales of Reportable Funds are subject to the reporting requirements set forth in Sections 5, 6 and 7, below.

D.                                    Conflicts of Interest.  Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, information barriers may be utilized to avoid potential conflicts of interest.  Access Persons may not engage in any activity which might reflect poorly upon themselves or us or which would impair their ability to discharge their duties with respect to us and our Clients.  Independent Directors and Non-Management Interested Directors are subject to their overall fiduciary duties as Fund directors.

E.                                    Short Swing Profits.   Investment Persons may not profit from the purchase and sale, or sale and purchase of a Reportable Security for his or her account within 60 calendar days without a written exemption from the CCO.

This prohibition does not apply to transactions resulting in a loss, or transactions in equity securities with a market capitalization of at least $5 billion or for transactions in ETF securities with a 3 month average daily trading volume of at least 100,000 shares.

F.                                     Fair Treatment.  Access Persons must avoid taking any action which would favor one Client or group of Clients over another in violation of our fiduciary duties and applicable law.  Access Persons must comply with relevant provisions of our compliance manuals designed to detect, prevent or mitigate such conflicts.  Independent Directors and Non-Management Interested Directors are subject to their overall fiduciary duties as Fund directors.

G.                                   Service as Outside Director.  Access Persons may not serve on the board of directors of a company unless such service is approved in accordance with the Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc.  Any Access Person whose service on a board of directors is so approved must also be approved by the Fund’s CCO.  In the event such a request is approved, information barriers may be utilized to avoid potential conflicts of interest.  This restriction shall not apply to any Independent Director or any Non-Management Interested Director.

H.                                   Forfeitures.  Any profits derived from securities transactions in violation of paragraphs 3.A, 3.C, or 3.E, above, may be forfeited and may be paid to one or more Clients for the benefit of the Client(s) or, if the Client is a Reportable Fund, its shareholders, if such a payment is determined by the CCO (or, in the case of a Reportable Fund, the Reportable Fund’s Board of Directors) to be appropriate under the circumstances, or to a charity determined by the CCO or the Board of Directors, as applicable.  Gifts accepted in violation of Section 3. B. shall be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our Clients.

I.                                        Reporting Violations.  Any Access Person or Supervised Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or to the CCO’s designee.  To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported.  Access Persons and Supervised Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith.

J.                                      Outside Business Activities.   Access Persons, or other persons as designated by the CCO are required to report all Outside Business Activities within 10 days of becoming an Access Person. Outside Business Activities are defined as:  1) outside activities in which an employee receives compensation; 2) participation or membership in non-Hartford organizations including but not limited to: government, foundations, and not-for-profit organizations; (employees are not required to report non-investment-related activity that is exclusively charitable, civic, religious or fraternal and is recognized as tax exempt; however, employees must report investment-related activities performed for not-for-profit organizations as Outside Business Activities, which may require additional disclosure); 3) board members or officers of not-for-profit organizations and 4) partnership interests.

Access Persons are required to obtain pre-clearance from the CCO or designee prior to entering into or engaging in any new Outside Business Activity.  Pre-clearance requests should be made through MCO.

On an annual basis, all Access Persons are required to attest that they have reported all Outside Business Activities and that there have been no material changes to their Outside Business Activities.

This policy does not apply to Independent Directors and Non-Management Interested Directors.

K.                                   Waivers.  The CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

4.                                      Personal Security Trading Pre-clearance Requirements

A.                              IPOs and Limited Offerings.  Each Access Person shall obtain prior approval from the CCO through MCO for all purchases in IPOs and Limited Offerings.  Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with a Hartford Entity.  Access Persons may be required to provide to the CCO additional information, as requested.

B.                              Reportable Securities Transactions.

(1)                                 Access Persons are not required to pre-clear transactions in Reportable Securities other than IPOs and Limited Offerings.

(2)                                 Investment Persons shall be required to obtain prior approval through MCO for all purchases and sales in Reportable Securities.  Pre-clearance is only good for the day requested.

(3)                                 Investment Persons are prohibited from knowingly buying or selling the same equity security traded in a client account for a period of 15 calendar days (7 days before and 7 days after).  For ETF and Closed End securities, Investment Persons are prohibited from knowingly buying or selling the same security on the same calendar day that the security is traded in a client account.

C.                        Pre-clearance Exceptions.  Pre-clearance requirements do not apply to:

(1)                                 purchases or sales effected in any account over which the Investment Person has no direct or indirect influence or control;

(2)                                 purchases or sales in Hartford Mutual Funds;

(3)                                 purchases or sales which are non-volitional on the part of the Investment Person; and

(4)                                 purchases or sales which are part of an established automatic investment plan or DRIP.

Investment Persons should consult the CCO if there are any questions about whether the exemptions listed above applies to a given transaction.

D.                        Prohibition on Self Pre-clearance.  No Access Person shall pre-clear his or her own trades, review his or her own reports or approve his or her own exemptions from this Code.  When such actions are to be undertaken with respect to the CCO’s personal transactions, an appropriate officer of the applicable Hartford Entity will perform such actions as are required of the CCO by this Code.

E.                        Pre-clearance and Reporting Exceptions for Independent Directors.

(1)                                 Pre-clearance.  Any Independent Director is exempt from the Access Person pre-clearance requirements.

(2)                                 Reporting.  Independent Directors are exempt from the initial and annual holdings reports; but are not exempt from certain quarterly transaction reports.  Independent Directors must submit to the CCO a quarterly transaction report acceptable to the CCO not later than thirty (30) days after the end of each calendar quarter with respect to any Reportable Securities transaction occurring in such quarter only if such person knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as such, should have known that, during the 15-day period immediately before or after the date of the Reportable Security  transaction, a Fund purchased or sold the Reportable Security, or the Adviser considered purchasing or selling the Reportable Security for a Fund.

5.                                      Initial Reporting Requirements

A.                                    Initial Reports:  Each Access Person must complete and submit to the CCO or designee attestations and reports through MCO no later than ten (10) days after becoming an Access Person.

(1)                                 Initial Holdings Disclosure:  Each Access Person must submit to the CCO or designee an initial holdings report through MCO no later than ten (10) days after becoming an Access Person as of a date not more than 45 days prior to becoming an Access Person.

Initial Holdings reports must contain the following information:

a.                    the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

b.                    the name of any broker, dealer or bank with which the Access Person maintains a Reportable Securities Account in which any Reportable Securities are or can be held for the Access Person’s direct or indirect benefit as of the date the Access Person became an Access Person.

c.                     the date the Access Person submits the report.

2)                                     Reportable Securities Account Disclosure:  Each Access Person must submit to the CCO or designee a report which discloses all Reportable Securities Accounts through MCO.

3)                                     Reportable Securities Account Statements:  Each Access Person must submit to the CCO or designee electronic copies of statements or other acceptable documentation through MCO for all Reportable Securities Accounts.  Statements or other documentation should be current as of the date the holdings disclosed in the Initial Holdings Disclosure.

4)                                     Outside Business Activities:  Each Access Person must submit to the CCO or designee a report which discloses any Outside Business Activity through MCO no later than 10 business days after being designated an Access Person.

B.                                    Exceptions to Initial Reporting Requirements.  The reporting requirements of Section 5.A (1) apply to all holdings in Reportable Securities other than Reportable Securities holdings that are held in Managed Account.  Access Persons with Managed Accounts are required to disclose the Managed Account as part of 5.A (2) and provide the Compliance Department with either a copy of the investment management agreement or a letter from the adviser confirming their discretion over the account.

6.                                      Quarterly Reporting

On a quarterly basis, Access Persons are required to complete three attestations through MCO in compliance with the Code.  All Access Persons are responsible for ensuring that all required information is disclosed as part of their quarterly attestations; mere reliance upon a data feed to MCO does not relieve you of your reporting obligations under the Code of Ethics.

A.                        Transaction Disclosure Report: Within 30 days after the end of each calendar quarter, each Access Person must complete a Transaction Disclosure Report through MCO to the CCO covering all transactions in Reportable Securities.  All Access Persons must submit a report each quarter, even if no reportable transaction occurred during that quarter.  If no reportable transactions occurred, the Access Person should indicate this fact in the form.

Transactions reports must contain the following information:

1)                         the date of the transaction, the title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

2)                         the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3)                         the price of the security at which the transaction was effected;

4)                         the name of the broker, dealer or bank with or through which the transaction was effected; and

5)                         the date the Access Person submits the report.

B.                        Reportable Account Disclosure: Within 30 days after the end of each calendar quarter, each Access Person must submit a report in MCO to the CCO which discloses all Reportable Securities Accounts held for your direct or indirect benefit.

C.                        Reportable Securities Account Statements:  Within 30 days after the end of each calendar quarter, each Access Person must submit to MCO electronic copies of statements (or other acceptable documentation) for which an electronic feed to MCO is not available or for any new account that was set up during the reporting period, regardless of whether or not the account is set on auto feed.

To the extent that an account statement or confirmation lacks some of the information otherwise required to be reported, Access Persons may submit other documentation containing the missing information as a supplement to the statement or confirmation.

D.                        Exceptions to Quarterly Reporting Requirements.  The reporting requirements of Section 6  apply to all transactions in Reportable Securities other than:

(1)                     transactions with respect to securities held in Managed Accounts and to which appropriate documentation of such account is maintained by Compliance; and

(2)                     on-going transactions effected pursuant to an Automatic Investment Plan or DRIP.  The creation of a new or additional contribution to an Automatic Investment Plan or DRIP is required to be reported during the quarter.

7.                          Annual Reporting

A.                  Annual Holdings Reports.  Each Access Person must submit to the CCO or designee a report through MCO no later than 45 days after year-end, as of December 31st of the previous calendar year.  Access Persons must disclose all holdings in Reportable Securities to the CCO through MCO.  Annual Holdings reports submitted through MCO must contain the following information:

(i)                         the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(ii)                      the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

(iii)      the date the Access Person submits the report.

B.            Exceptions to Annual Holdings Report:

The reporting requirements of Section 7A. apply to all holdings in Reportable Securities other than Reportable Securities holdings that are held in Managed Accounts.  Access Persons with Managed Accounts are still required to disclose the Managed Account as part of the quarterly reporting requirements of 5.A (2) and to annually certify to Compliance regarding the nature of the account.

8.                          Insider Trading

A.            It is against the law and the policies of the Hartford Entities for any person subject to this Code to trade any security, either for a personal account or on behalf of a client or others, (i) while aware of material, non-public (“inside”) information relating to the security, the Funds or the issuer; and (ii) in breach of a duty of trust or confidence owed directly or indirectly to the issuer of that security or its shareholders or to any other person who is the source of the inside information.  It may also be illegal, and it is a violation of policies of the Hartford Entities, to communicate inside information to someone else in breach of a duty of trust or confidence (known as “tipping”).

1)             Concepts.

a.              Material Information.   Material information is information that a reasonable investor would consider important in making his or her investment decision about an issuer or a security.  Generally, this is information the disclosure of which would have an effect on the price of the securities.  Examples of material information include revisions to previously published earnings estimates, merger or other significant transaction proposals, significant new products or technological discoveries, litigation, extraordinary turnover in management, impending financial or liquidity problems, and significant orders to buy or sell securities. Prepublication information regarding reports in the financial press may be material.  Other types of information may also be material; no complete list can be given.

b.              Non-Public Information.  Information is “non-public” or “inside information” until it has been made available to the public generally, e.g., through the Dow Jones tape, the wire services or other media, or a Securities and Exchange Commission (“SEC”) filing, and the market has had time to digest it. The amount of time required depends on the amount of attention paid to the issuer in the markets, varying from a few hours for the largest companies to several days in the case of thinly traded issues

c.               “Duty of Trust or Confidence”.  In addition to the sort of “insider” relationships — such as acting as a director of or adviser to the issuer — that impose this obligation, a “duty of trust or confidence” also exists in other circumstances such as the following: (i) whenever a person agrees to maintain information in confidence; (ii) whenever one enters into a relationship the nature of which implies a duty to maintain the information in confidence; and (iii) whenever the person communicating the inside information and the person to whom it is communicated have a practice of sharing confidences, such that the recipient of the information knows or reasonably should know that the person communicating the inside information expects that the recipient will maintain its confidentiality. This may apply to family relationships as well as business relationships.  Ordinary research contacts by personnel of the Hartford Entities not involving the factors described above or other special circumstances should not result in a duty of trust or confidence.  However, difficult legal issues may arise when, in the course of these contacts, personnel of the Hartford Entities become aware of material, nonpublic information. This could happen, for example, if an issuer’s chief financial officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In any case where you believe you have learned material inside information, you should promptly consult the CCO about your obligations.

(2)                                 Tender Offers.  Information about a pending tender offer raises particular concerns, in part because such activity often produces extraordinary movements in the target company’s securities and in part because an SEC rule expressly prohibits trading and “tipping” while in possession of material, nonpublic information regarding a tender offer.

(3)                                 Penalties.  Insider trading or improperly communicating inside information to others may result in severe penalties, including large personal fines and/or imprisonment. In addition such actions may expose the Hartford Entities and the respective person’s supervisor(s) to fines as well as serious legal and regulatory sanctions. The Hartford Entities view seriously any violation of these prohibitions and would consider a violation, or a credible allegation of a violation, to be grounds for disciplinary action, up to and including termination of employment.

(4)                                 Judgments and Concerns about Inside Information.  Judgments in this area tend to be made with hindsight.  It is particularly unwise to make them on your own, without the input of a disinterested person.  Anyone who is unsure whether the insider trading prohibitions apply to a particular situation should: (i) report the circumstances immediately to the CCO; (ii) refrain from any trading activity in the respective security on behalf of clients or personally; and (iii) not communicate the inside information to anyone inside or outside of the relevant Hartford Entity with the exception of the CCO.

9.                                      Code Notification and Access Person Certifications

The CCO shall provide notice to all Access Persons of their status under this Code, and shall deliver a copy of the Code to each Access Person annually.  Additionally, each Access Person will be provided a copy of any Code amendments.  After reading the Code or amendment, each Access Person shall certify that they have received the Code of Ethics through MCO within forty five (45) days after the end of each calendar year.  To the extent that any Code-related training sessions or seminars are held, the CCO or designee shall keep records of such sessions and the Access Persons attending.

10.          Review of Required Code Reports

A.                                    Reports required to be submitted pursuant to the Code will be reviewed by the CCO or a designee on a periodic basis.  The CCO or designee will initial and date the relevant Report or perform a representative action in the case of electronic submissions to evidence the review.

B.                                    Any material violation or potential material violation of the Code must be promptly reported to the CCO or designee.  The CCO will investigate any such violation or potential violation and report violations the CCO determines to be material to the Adviser’s CEO and/or a Fund’s Board of Directors (each a “Board”), as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations.  Other violations shall be handled by the CCO in a manner he or she deems to be appropriate.

C.                                    The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

D.                                    Sanctions for violations of the Code may include: verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal.  Where a particular Client has been harmed by the violative action, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the CCO.  Attached as Exhibit A the disciplinary policy.

11.          Reports to the Board

No less frequently than annually, the Fund CCO shall submit to each Board a written report on behalf of the Funds and Adviser  (a) describing any issues arising under the Code relating to the particular Fund and Adviser since the last report to the Board, including, but not limited to, information about material violations of or waivers from the Code and any sanctions imposed in response to material violations, and (b) certifying that the Code contains procedures reasonably necessary to prevent Access Persons from violating it.  The Board shall review the Code and the operation of these policies at least once a year.

In addition, no less frequently than annually, the Fund CCO shall cause each sub-adviser that provides services to the Funds to submit to the Funds’ Board a written report (a) describing any issues arising under the sub-adviser’s code of ethics (as approved by the Funds’ Board of Directors) since the last report to the Board, including, but not limited to, information about material violations of or waivers from the code and any sanctions imposed in response to material violations, and (b)certifying that the sub-adviser has adopted procedures reasonably necessary to prevent Access Persons from violating it.

12.          Recordkeeping and Review

This Code, any written prior approval for an IPO or Limited Offering transaction given pursuant to Section 4.A. of the Code, a copy of each report and certification by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with the applicable Hartford Entity’s records, as appropriate, for the periods and in the manner required by Rules 17j-1 and 204A-1.  To the extent appropriate and permissible, the CCO may choose to keep such records electronically.

The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review.

Last Approved: November 3, 2016, August 2, 2016, May 5, 2015, April 21, 2014, January 1, 2013, November 8, 2012

EXHIBIT A

The Hartford Mutual Funds, Inc.

The Hartford Mutual Funds II, Inc.

Hartford Series Fund, Inc.

Hartford HLS Series Fund II, Inc.

Hartford Funds Master Fund

Hartford Funds NextShares Trust

(each of the above is referred to as a “Fund,” together, the “Funds”)

Hartford Funds Management Company, LLC (“HFMC”)

Lattice Strategies LLC (“Lattice”)

(each of the above is referred to as an “Adviser”, together the “Advisers,”)

Hartford Funds Distributors, LLC (“HFD”)

Harford Funds takes violations of its Code of Ethics (including violations of the spirit of the Code) seriously. If an Access Person violates either the letter or the spirit of the Code, Hartford Funds may impose disciplinary actions such as verbal and written warnings, official written records maintained in the associate’s employment file, forfeiture of profits and any other discipline determined appropriate, up to, and including, termination of employment. Access Persons should always consult with the Chief Compliance Officer or an appropriate designee if there is any doubt on the requirements or restrictions in the Code.

Each violation and the circumstances surrounding the violation will be reviewed by a member of Compliance to determine whether the policies established in this Code have been violated, and what sanctions and/or penalties should be imposed. The Chief Compliance Officer has full authority to determine and impose a sanction upon any Access Person who has violated the Code or the spirit of the Code. A member of Compliance will notify an employee of any discrepancy between their personal activities and the rules outlined in the Code.

Sanctions and penalties for personal activities not specifically listed in the table below will be reviewed on a case-by-case basis. Failure to promptly abide by a directive; to reverse a trade; or forfeit profits may result in the imposition of additional sanctions. Forfeiture of profits are to be paid by check to an approved charity with evidence of payment provided to Compliance

Violation	Offense	Potential Sanction (actual sanction may be more or less severe than outlined below)
Late Reporting or Certification	First	Written Warning
	Second	Written Warning + Verbal Counseling
	Third	As determined by Chief Compliance Officer
	Subsequent	As determined by Chief Compliance Officer

Violation	Offense	Potential Sanction (actual sanction may be more or less severe than outlined below)
Failure to Pre-clear(4)	First	Written Warning
	Second	Written Warning + Verbal Counseling
	Third	Forfeiture of profits(4)
	Subsequent	As determined by Chief Compliance Officer

Less than 30 Day Holding Period	First	Written Warning
	Second	Written Warning + Verbal Counseling
	Third	Forfeiture of profits
	Subsequent	As determined by Chief Compliance Officer

Failure to Report Accounts		As determined by Chief Compliance Officer

(4)  For purposes of this sanction, a violation is only deemed to have occurred if a trade was executed without preclearance and would have been denied by Compliance.